UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

 Current Report

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACTOF 1934

October 30, 2013
Date of Report (Date of earliest event reported)

The Boeing Company
(Exact name of registrant as specified in its charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Extension of Termination Dates of Credit Agreements

On November 10, 2011, The Boeing Company (“Boeing”) entered into (1) a $2.3 billion, 364-day revolving credit agreement (the “364-Day Credit Agreement”) and (2) a $2.3 billion, five-year revolving credit agreement (the “5-Year Credit Agreement” and, together with the 364-Day Credit Agreement, the “Credit Agreements”), in each case with Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent, Citibank, N.A. (the “Agent”) as administrative agent, and a syndicate of lenders as defined in the respective Credit Agreements. On October 15, 2012, the Agent notified Boeing that the lenders agreed to Boeing's request to extend each Credit Agreement for an additional 364 days (one year in the case of the 5-Year Credit Agreement) pursuant to the terms of the respective agreements. On October 30, 2013, the Agent notified Boeing that a syndicate of lenders agreed to Boeing's request to further extend each Credit Agreement for an additional 364 days (one year in the case of the 5-Year Credit Agreement) pursuant to the terms of the respective agreements. In addition, total commitments under the 364-Day Credit Agreement and 5-Year Credit Agreement were increased to approximately $2.39 billion and $2.45 billion, respectively. The 364-Day Credit Agreement is now scheduled to terminate on November 6, 2014, subject to Boeing's right to, following payment of additional fees, convert outstanding borrowings into term loans with a maturity date of November 6, 2015. The 5-Year Credit Agreement is now scheduled to terminate on November 10, 2018 with respect to approximately $2.39 billion of the total commitments, and on November 10, 2017 with respect to the remaining commitments. The Credit Agreements are otherwise subject to the same terms and conditions as previously disclosed in Boeing's Form 8-K dated November 10, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY
By:	/s/ Michael F. Lohr
Michael F. Lohr
Vice President, Assistant General Counsel and Corporate Secretary
Dated: October 31, 2013